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                                 Exhibit (m)(22)


 Form of Agreement dated March 31, 2002 between VALIC Financial Advisors, Inc.
                  ("VALIC") and One Group Dealer Services Inc.

                Agreement Between VALIC Financial Advisors, Inc.
                       And One Group Dealer Services, Inc.

AGREEMENT dated as of the 31st day of March, 2002 between VALIC Financial Advisors, Inc ("VALIC"), a corporation organized and existing under the laws of the State of Texas and having its principal office and place of business at 2929 Allen Parkway, Houston, Texas 77019 and One Group Dealer Services, Inc., a corporation organized and existing under the laws of the State of Delaware ("Distributor") having its principal office and place of business at 1111 Polaris Parkway, Columbus, Ohio 43271-1235.

     WHEREAS, VALIC is a securities broker dealer duly registered with the Securities and Exchange Commission and the various states, is a member in good standing of the National Association of Securities Dealers, Inc. ("NASD") and has a dealer agreement with the Distributor; and

     WHEREAS, VALIC wishes to use shares of certain open-end investment companies distributed by Distributor ("the Funds") in a fee based program made available by VALIC to its clients (the "Fee Based Program"); and

     WHEREAS, VALIC wishes to afford its fee based clients the opportunity to purchase shares of the Funds at net asset value ("NAV"); and

     WHEREAS, Distributor is willing to allow VALIC to use shares of certain Funds for the Fee Based Program subject to the provisions of this agreement and the Fund prospectuses.

     NOW, THEREFORE, in consideration of the mutual covenants and agreements contained herein and other good and valuable consideration, receipt of which is hereby acknowledged by both parties, VALIC and Distributor hereby agree as follows:

1. VALIC may sell shares of certain Funds identified and made available by Distributor, from time to time, at NAV to bona fide clients of VALIC for use solely in its Fee Based Program. The Distributor shall cause the Funds to include appropriate disclosure in their respective Prospectuses relating to the sale of shares pursuant to fee based programs, and VALIC will comply with all provisions of the Prospectus and Statement of Additional Information of each Fund.

2. The Distributor shall not pay any concession or commission to the VALIC on any such sale, but, as shown on Exhibit A, will pay service and/or distribution fees in accordance with Rule 12b-1 under the Investment Company Act of 1940.

3. VALIC will not refer to the sale of the Funds as "no-load." VALIC may advertise the availability of Fund shares at net asset value as part of the Fee Based Program, provided that it gives equal prominence to the fees and expenses of the Program.

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4.   VALIC may maintain either an omnibus account(s) registered in its name on the books of the Fund's transfer agent for the shares of that Fund held for each client in its Fee Based Program or may maintain separate accounts for each client of its Fee Based Program with the Fund's transfer agent. If an omnibus account(s) is maintained, VALIC shall, among other things, be responsible for forwarding proxies, annual and semi-annual reports and other materials to each beneficial owner, at Fund expense.

5. This Agreement shall be governed and interpreted in accordance with the laws of the State of Ohio. This Agreement shall not relieve VALIC or Distributor from any obligations either may have under any other agreements between them, including but not limited to the dealer agreement. Except for those provisions of this Agreement which permit sales of shares of the Funds at net asset value through the Fee Based Program, the terms of the Dealer Agreement shall control in case of any conflict with this Agreement.

6. Distributor is not endorsing, recommending or otherwise involved in providing any VALIC investment product such as the Fee Based Program. Distributor is merely affording VALIC the opportunity to use shares of certain Funds distributed by Distributor as an investment medium for the Fee Based Program.

7. The Agreement is not exclusive and maybe terminated by either party upon 30 days' advance written notice to the other party. The Agreement shall terminate automatically if VALIC's registration with the NASD terminates or if the One Group Dealer Services, Inc. Mutual Fund Sales and Service Agreement is terminated for any reason. The Agreement may be amended only in writing, provided the amendment is signed by both parties.

     IN WITNESS WHEREOF, this Agreement has been executed as of the date set forth above by a duly authorized officer of each party.


VALIC Financial Advisors, Inc.              One Group Dealer Services, Inc.

By:                                         By:
    ---------------------------------            -------------------------------

Title:                                      Title:
       ------------------------------             ------------------------------



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                                    Exhibit A

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Fund Name                                       Class of               Fee
                                                 Shares         (Annualized) in
                                                                  Basis Points
--------------------------------------------------------------------------------
One Group Balanced Fund                            A                    25
One Group Bond Fund                                A                    25
ONE GROUP Cash Management Fund                     A                    25
One Group Diversified Equity Fund                  A                    25
One Group Diversified Int'l Fund                   A                    25
One Group Diversified Mid Cap Fund                 A                    25
One Group Equity Income Fund                       A                    25
One Group Equity Index Fund                        A                    25
One Group Government Bond Fund                     A                    25
One Group High Yield Bond Fund                     A                    25
One Group Income Bond Fund                         A                    25
One Group Int. Tax-Free Bond Fund                  A                    25
One Group Intermediate Bond Fund                   A                    25
One Group Int'l Equity Index Fund                  A                    25
One Group Investor Balanced Fund                   A                    25
One Group Inv. Conservative Growth Fund            A                    25
One Group Inv. Growth & Income Fund                A                    25
One Group Investor Growth Fund                     A                    25
One Group Large Cap Growth Fund                    A                    25
One Group Large Cap Value Fund                     A                    25
One Group Mid Cap Growth Fund                      A                    25
One Group Mid Cap Value Fund                       A                    25
One Group Muni MM Fund                             A                    25
One Group Municipal Income Fund                    A                    25
ONE GROUP PRIME MM Fund                            A                    25
One Group Short-Term Bond Fund                     A                    25
One Group Small Cap Growth Fund                    A                    25
One Group Small Cap Value Fund                     A                    25
One Group Tax-Free Bond Fund                       A                    25
One Group Technology Fund                          A                    25
One Group Treasury & Agency Fund                   A                    25
One Group Ultra Short-Term Bond Fund               A                    25
One Group US Treasury Securities MM Fund           A                    25
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